Exhibit 10.8

EXERCISE OF OPTION TO EXTEND AND
AMENDMENT NO. 1
TO
CHARTER PARTY
DATED OCTOBER 6, 2005
(THE “CHARTERPARTY”)
BETWEEN
SOPHIE TANKER CORPORATION (THE “OWNERS”)
AND
DHT SOPHIE AFRAMAX CORP. (THE “CHARTERERS”)
FOR THE VESSEL
OVERSEAS SOPHIE

Pursuant to clause 99 of the Charterparty, the Charterers hereby declare, as of November 26, 2008, the exercise of the first 12 months of the option period which shall commence on
July 17, 2011 at 0001 hours GMT and end on July 16, 2012 at 2400 hours GMT (the “Option Period”).

As of the date of this agreement, the Owners and the Charterers hereby amend the terms of the Charterparty as follows:

(1) Notwithstanding clause 99, the rate during the Option Period shall, at the option of the Charterers, be:

a)
usd 25,400 per day during the period from July 17, 2011 at 0001 hours GMT until October 16, 2011 at 2400 hours GMT and usd 25,700 per day during the period from October 17, 2011 at 0001 hours GMT until July 16, 2012 at 2400 hours; or

b)
the market rate as determined by the Association of Shipbrokers Agents and Agents Tanker Broker Panel plus five percent provided, however, that the rate payable during the Option Period shall never be less than usd 20,400 per day.

(2) Except as expressly amended by this agreement, the terms and conditions of the Charterparty remain unchanged and in full force and effect including, without limitation, the profit sharing arrangement between the Owners and the Charterers.

January 15, 2009

For Sophie Tanker Corporation	For DHT Sophie Aframax Corp.

By: /s/ Ole Jacob Diesen	By: /s/ Mats Berglund
Name: Ole Jacob Diesen	Name: Mats Berglund
Title: Vice President	Title: President